Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-264771

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 7, 2022)

OTONOMO TECHNOLOGIES LTD.

PRIMARY OFFERING OF
13,824,976 ORDINARY SHARES

SECONDARY OFFERING OF
49,482,066 ORDINARY SHARES,
5,200,000 WARRANTS TO PURCHASE ORDINARY SHARES AND
5,200,000 ORDINARY SHARES UNDERLYING WARRANTS
OF
OTONOMO TECHNOLOGIES LTD.

This prospectus supplement amends and supplements the information in the prospectus, dated October 7, 2022, filed with the Securities and Exchange Commission as a part of the registration statement on Form F-3 (File No. 333-264771) (the “Prior Prospectus”), relating to (a) the issuance of up to 13,824,976 ordinary shares, no par value per share (the “ordinary shares”) of Otonomo Technologies Ltd., a company organized under the laws of the State of Israel (“we,” “our,” the “Company” or “Otonomo”), including (i) 8,624,976 ordinary shares issuable upon the exercise of warrants (the “warrants”) that were issued in exchange for the public warrants of Software Acquisition Group Inc. II, a Delaware corporation (“SWAG”) (the “public warrants”), at the closing of the Business Combination (as defined in the Prior Prospectus), and (ii) 5,200,000 ordinary shares issuable upon the exercise of the warrants that were issued in exchange for the private warrants of SWAG (the “private warrants”) at the closing of the Business Combination; and (b) the resale, from time to time, by the selling securityholders named in the Prior Prospectus (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest, of (i) up to 49,482,066 ordinary shares, (ii) up to 5,200,000 warrants and (iii) up to 5,200,000 ordinary shares issuable upon exercises of warrants we issued to certain of the Selling Securityholders.

This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

To date, we have not issued any ordinary shares pursuant to the Prior Prospectus. We are filing this prospectus supplement to amend the Prior Prospectus because we are now subject to General Instruction I.B.5 of Form F-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the Prior Prospectus are a part.

The aggregate market value of our ordinary shares held by non-affiliates (our “public float”) pursuant to General Instruction I.B.5 of Form F-3 is $63,216,931.01, which was calculated based on 110,906,897 outstanding ordinary shares held by non-affiliates at a price of $0.57 per share, the closing price of our ordinary shares on February 28, 2023. As of the date hereof, we have issued 4 ordinary shares with an aggregate offering price of $46.00 pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date hereof. We are registering the issuance of 13,824,976 ordinary shares having an aggregate offering price of up to $158,987,224 from time to time. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell securities in public primary offerings on Form F-3 with a value exceeding more than one-third of our public float in any 12 calendar month period so long as our public float remains below $75 million. After giving effect to these limitations and the current public float (as defined below) of our ordinary shares, we currently may issue up to a maximum of $21,072,310.34 of ordinary shares (excluding the ordinary shares issued during the prior 12 calendar month period that ends on and includes the date hereof).

Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “OTMO” and “OTMOW,” respectively. On April 17, 2023, the closing prices for our ordinary shares and warrants on The Nasdaq Stock Market LLC were $0.47 per ordinary share and $0.035899 per warrant.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Prior Prospectus and other risk factors contained in the documents incorporated by reference into the Prior Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if the Prior Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 18, 2023.